EXHIBIT 2.1

PLAN OF ARRANGEMENT

UNDER SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Arrangement” means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with Section 7.3 of the Combination Agreement, Section 5.1 hereof or at the direction of the Court in the Final Order;

“Arrangement Resolution” means the resolution of the Company Shareholders and Company Debentureholders, to be substantially in the form and content of Annex “C” of the Combination Agreement;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the OBCA to be filed with the Director after the Final Order is made;

“Business Day” means any day on which commercial banks are open for business in San Diego, California and Toronto, Ontario, other than a Saturday, a Sunday or a day that is observed as a holiday in San Diego under the laws of the State of California or the federal laws of the United States of America or in Toronto under the laws of the Province of Ontario or the federal laws of Canada;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed with the Director;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Combination Agreement” means the agreement dated as of February 9, 2004, between Nanogen and the Company, as amended, supplemented and/or restated in accordance therewith prior to the Effective Time, providing for, among other things, this Plan of Arrangement and the Arrangement;

“Company” means SynX Pharma Inc., a corporation organized and existing under the OBCA;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including any amendments, supplements or appendices thereto, to be sent to the Company Shareholders and Company Debentureholders in connection with the Company Meeting;

“Company Common Shares” means the common shares in the capital of the Company immediately prior to the Effective Time;

“Company Debentureholder” means a holder of a Company Debenture;

“Company Debentures” means $3,450,000 principal amount of secured subordinated debentures due July 31, 2005 issued on July 9, 2003 and August 22, 2003 pursuant to the Company Trust Indenture;

“Company Meeting” means the joint meeting of the Company Shareholders and Company Debentureholders, including any adjournments or postponements thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

“Company Optionholder” means a holder of a Company Option;

“Company Options” means the Company Common Share purchase options granted under the Company Stock Option Plan;

“Company Shareholder” means a registered holder of Company Common Shares;

“Company Stock Option Plan” means the employee stock option plan of the Company effective May 6, 1998, as amended effective July 18, 2001;

“Company Trust Indenture” means the trust indenture dated as of July 4, 2003 providing for the issue of subordinated secured debentures between the Company as issuer and the Canada Trust Company as trustee, as supplemented by the first supplemental indenture dated as of February 9, 2004;

“Company Warrantholder” means a holder of a Company Warrant;

“Company Warrants” means the warrants to purchase Company Common Shares issued from time to time prior to the date hereof;

“Court” means the Ontario Superior Court of Justice;

“Currency Exchange Rate” means the 10:00 a.m. EST spot rate of exchange on any date for United States dollars expressed in Canadian dollars as reported by The Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for United States dollars expressed in Canadian dollars as may be deemed by Nanogen to be appropriate for such purpose;

“Depositary” means the depositary appointed by Nanogen in connection with the Arrangement at the depositary’s principal transfer offices in Toronto, Ontario;

“Director” means the Director appointed pursuant to section 278 of the OBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 3.1 hereof;

“Dissenting Company Shareholder” means a holder of Company Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

“Effective Date” means the date shown on the Certificate;

“Exchange Ratio” means that number determined in accordance with the formula in Section 1.5 of the Combination Agreement, subject to adjustment, if any, as provided herein;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Governmental Entity” means any governmental or regulatory authority, agency, commission, body or other governmental entity;

“Interim Order” means the interim order of the Court in respect of the Arrangement, as such order may be amended as contemplated by Section 1.3 of the Combination Agreement;

“ITA” means the Income Tax Act (Canada), as amended;

“Letters of Transmittal” means the Letters of Transmittal to be sent to the holders of Company Common Shares and Company Debentures, as described in the Company Circular;

“Nanogen” means Nanogen, a corporation existing under the laws of the State of Delaware;

“Nanogen Common Stock” means the shares of common stock, par value $0.001 per share, of Nanogen;

“Nanogen Rights” means the rights issued or to be issued pursuant to a stockholder rights plan dated as of November 17, 1998 between Nanogen and BankBoston, N. A. as rights agent, as amended;

“Nanogen Stock Price” means the average of the best bid and best ask prices at 10:00 a.m. EST as reported by the Nasdaq Stock Market on the Effective Date or, if not reported thereby, any other authoritative source mutually agreed to by Nanogen and the Company;

“OBCA” means the Business Corporations Act (Ontario), as amended, consolidated or re-enacted from time to time;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Replacement Option” has the meaning specified in Section 2.2(b);

“Replacement Warrant” has the meaning specified in Section 2.2(c); and

“Subsidiary” of any Person means any Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such first Person or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

Section 1.2 Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section refers to the specified section of this Plan of Arrangement.

Section 1.3 Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders.

Section 1.4 Date for any Action

In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day that is a Business Day.

Section 1.5 Currency

Unless otherwise expressly stated herein, all references to currency and payments in cash or moneys in this Plan of Arrangement are to Canadian dollars.

Section 1.6 Statutory References

Any reference in this Plan of Arrangement to a statute includes such statute as amended, consolidated or re-enacted from time to time, all regulations made thereunder, all amendments to such regulations from time to time, and any statute or regulation which supersedes such statute or regulations.

ARTICLE 2

ARRANGEMENT

Section 2.1 Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Nanogen, (iii) all holders and all beneficial owners of Company Common Shares, (iv) all holders and all beneficial owners of Company Options, (v) all holders and all beneficial owners of Company Debentures, (vi) all holders and all beneficial owners of and Company Warrants, and (vii) all holders and all beneficial owners of Nanogen Common Stock received in exchange for, or on exercise of, Company Common Shares, Company Options, Company Debentures, Replacement Warrants and Replacement Options.

Section 2.2 Arrangement

At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)	The Company Common Shares issued and outstanding immediately prior to the Effective Time held by each Company Shareholder (other than Company Common Shares held by a Dissenting Company Shareholder who is ultimately determined to be entitled to be paid the fair value of the Company Common Shares held by such Dissenting Company Shareholder and Company Common Shares held by Nanogen and any Subsidiary of Nanogen, which shall not be exchanged under the Arrangement and shall be cancelled at the Effective Time and shall cease to exist) shall, without any further action on behalf of such Company Shareholder, be transferred by the holder thereof, and acquired by, Nanogen, free and clear of all liens, claims and encumbrances in exchange for that number of duly authorized, fully paid and non-assessable shares of Nanogen Common Stock (and associated Nanogen Rights) equal to the product of the total number of such Company Common Shares held by such Company Shareholder multiplied by the Exchange Ratio, and the name of each such Company Shareholder will be removed from the register of holders of Company Common Shares and added to the register of holders of Nanogen Common Stock.

(b)	In accordance with the terms of the Company Stock Option Plan, each Company Option outstanding that has not been duly exercised prior to the Effective Time shall, without any further action on behalf of any Company Optionholder, be converted into an option (a “Replacement Option”) to purchase that number of shares of Nanogen Common Stock equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio. The exercise price of each such Replacement Option shall be in United States dollars and equal to (i) the exercise price in effect for such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, divided by (ii) the Currency Exchange Rate on the Business Day immediately prior to the Effective Date. If the foregoing calculations result in a Replacement Option (i) being exercisable for a fraction of a share of Nanogen Common Stock, then the number of shares of Nanogen Common Stock subject to such Replacement Option shall be rounded down to the next whole number of shares of Nanogen Common Stock or (ii) having an exercise price per share of Nanogen Common Stock that is a fraction of a cent, then the exercise price per share of Nanogen Common Stock under such Replacement Option shall be rounded up to the next whole cent. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such Replacement Option will be substantially the same as the terms and conditions in effect for such Company Option immediately prior to the Effective Time. Notwithstanding this subsection 2.2(b) and after any adjustment to the number of shares of Nanogen Common Stock issuable upon exercise of the Replacement Option pursuant to subsection 2.2(e), the provisions provided in this subsection 2.2(b) shall, if applicable, be modified by increasing the exercise price of the Replacement Option such that the excess, if any, of the aggregate fair market value of all shares of Nanogen Common Stock subject to that Replacement Option immediately after the conversion over the aggregate exercise price under the Replacement Option for such Nanogen Common Stock does not exceed the excess, if any, of the aggregate fair market value of all Company Common Shares subject to the Company Option immediately before the conversion of that option over the aggregate exercise price under the Company Option for such Company Common Shares, where all amounts are computed in Canadian dollars using the Currency Exchange Rate on the Effective Date. Any document or agreement previously evidencing such Company Option shall thereafter evidence and be deemed to evidence such Replacement Option.

(c)	The Company Debentures outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of the Company Debentureholders, be transferred by the holder thereof to Nanogen, and acquired by Nanogen through the issuance to each Company Debentureholder of that number of shares of Nanogen Common Stock (rounded down to the nearest whole number of shares of Nanogen Common Stock) equal to the quotient determined by dividing (i) the quotient determined by dividing (A) the sum of (a) the principal amount of the holder’s Company Debentures to be purchased by Nanogen, plus (b) the accrued and unpaid interest on the principal amount of the holder’s Company Debentures to be purchased by Nanogen up to, but not including, the Effective Date, by (B) the Currency Exchange Rate on the Effective Date by (ii) the Nanogen Stock Price.

(d)	In accordance with their terms, each Company Warrant outstanding that has not been duly exercised prior to the Effective Time shall, without any further action by or on behalf of the Company Warrantholders, be converted into a warrant (a “Replacement Warrant”) to purchase that number of shares of Nanogen Common Stock equal to the number of Company Common Shares subject to such Company Warrant multiplied by the Exchange Ratio. The exercise price of each such Replacement Warrant shall be in United States dollars and equal to (i) the exercise price of such Company Warrant divided by the Exchange Ratio, divided by (ii) the Currency Exchange Rate on the Business Day immediately prior to the Effective Date. If the foregoing calculations result in a Replacement Warrant (i) being exercisable for a fraction of a share of Nanogen Common Stock, then the number of shares of Nanogen Common Stock subject to such Replacement Warrant shall be rounded down to the next whole number of shares of Nanogen Common Stock or (ii) having an exercise price per share of Nanogen Common Stock that is a fraction of a cent, then the exercise price per share of Nanogen Common Stock under such Replacement Warrant shall be rounded up to the next whole cent. The term to expiry, conditions to and manner of exercising and all other terms and conditions of such Replacement Warrant will be substantially the same as the terms and conditions of such Company Warrant. Any document or agreement previously evidencing such Company Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant.

(e)	Notwithstanding the foregoing, in the event that the sum of (i) the number of shares of Nanogen Common Stock to be issued pursuant to Sections 2.2(a) and 2.2(c) and (ii) the number of shares of Nanogen Common Stock issuable upon exercise of Replacement Options or Replacement Warrants to be issued pursuant to Sections 2.2(b) and 2.2(d) exceeds 19.9% of number of shares of Nanogen Common Stock issued and outstanding as of Effective Date, then the Total Share Issuance (as defined in the Combination Agreement) shall be adjusted downwards pursuant to Section 1.5(e) of the Combination Agreement.

ARTICLE 3

RIGHTS OF DISSENT

Section 3.1 Rights of Dissent

Company Shareholders may exercise rights of dissent with respect to their Company Common Shares pursuant to and in the manner set forth in section 185 of the OBCA in connection with the Arrangement, provided that notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Company Meeting (the “Dissent Rights”) in connection with the Arrangement, and such Company Shareholders who duly exercise such rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value for Company Common Shares shall be deemed to have transferred such Company Common Shares to the Company at the Effective Time without any further act or formality and free and clear of all liens, claims and encumbrances in consideration for the payment of such fair value amount by the Company, and their Company Common Shares will be cancelled as of the Effective Time; or

(b)	are ultimately determined not to be entitled, for any reason, to be paid the fair value for Company Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Company Shareholder and shall receive Nanogen Common Stock on the basis determined in accordance with subsection 2.2(a), but in no case shall Nanogen or the Company be required to recognize any Dissenting Company Shareholder as a Company Shareholder on and after the Effective Time, and the names of each Dissenting Company Shareholder shall be deleted from the register of Company Shareholder at the Effective Time.

ARTICLE 4

CERTIFICATE AND FRACTIONAL SHARES

Section 4.1 Issuance of Certificates Representing Nanogen Common Stock

At or as promptly as practicable after the Effective Time, Nanogen shall deposit with the Depositary, for the benefit of the holders of Company Common Shares and Company Debentures who will receive Nanogen Common Stock in connection with the Arrangement, certificates representing the Nanogen Common Stock (and associated Nanogen Rights) issuable under the Arrangement. Upon surrender to the Depositary for transfer to Nanogen of a certificate which immediately prior to or upon the Effective Time represented Company Common Shares or Company Debentures, as the case may be, in respect of which the holder is entitled to receive Nanogen Common Stock (and associated Nanogen Rights) under the Arrangement, together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Company Common Shares or Company Debentures, as the case may be, formerly represented by such certificate under the OBCA, the by-laws of the Company and the Company Trust Indenture, as applicable, in each case with such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of shares of Nanogen Common Stock (and associated Nanogen Rights) which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional shares of Nanogen Common Stock pursuant to Section 4.3) and any certificate so surrendered shall forthwith be transferred to Nanogen. No interest shall be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of certificates that formerly represented Company Common Shares or Company Debentures. In the event of a transfer of ownership of Company Common Shares or Company Debentures that was not registered in the securities register of the Company, a certificate representing the proper number of shares of Nanogen Common Stock may be issued to the transferee if the certificate representing such Company Common Shares or Company Debentures is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to or upon the Effective Time represented one or more Company Common Shares or Company Debentures, under the Arrangement, that were acquired or were deemed to be acquired by Nanogen in exchange for shares of Nanogen Common Stock (and associated Nanogen Rights) pursuant to Section 2.2(a) shall be deemed at all times at and after the Effective Time, but subject to Section 4.5, to represent only the right to receive upon such surrender (i) a certificate representing that number of shares of Nanogen Common Stock (and associated Nanogen Rights) which such holder has the right to receive as contemplated by this Section 4.1, (ii) a cash payment in lieu of any fractional shares of Nanogen Common Stock as contemplated by Section 4.3, and (iii) any dividends or distributions with a record date after the Effective Time theretofor paid or payable with respect to the shares of Nanogen Common Stock as contemplated by Section 4.2.

Section 4.2 Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to the Nanogen Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were transferred pursuant to Section 2.2(a) unless and until the holder of such certificate shall comply with the provisions of Section 4.1. No cash payment in lieu of fractional shares shall be paid to any such Company Shareholder pursuant to Section 4.3 (and no interest will be earned and payable thereon), unless and until the certificate representing such Company Common Shares shall be surrendered in accordance with Section 4.1. Subject to applicable law and to Section 4.4, at the time such shareholder shall have complied with the provisions of Section 4.1 (or, in the case of clause (c) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Nanogen Common Stock without interest (a) the amount of any cash payable in lieu of a fractional Nanogen Common Stock to which such holder is entitled pursuant to Section 4.3, (b) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Nanogen Common Stock, and (c) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to compliance by such holder of the provision of Section 4.1 and a payment date subsequent to such compliance and payable with respect to such Nanogen Common Stock.

Section 4.3 No Fractional Shares

No certificates representing fractional shares of Nanogen Common Stock shall be issued upon compliance with the provisions of Section 4.1 and no dividend, stock split or other change in the capital structure of Nanogen shall relate to such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Nanogen. In lieu of any such fractional interests, each person entitled thereto will be entitled to receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fractional interest multiplied by the Nanogen Stock Price, such amount to be provided to the Depositary by Nanogen upon request. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of and is not separately bargained for, consideration. Any amount calculated under this section will be calculated based on each beneficial holder.

Section 4.4 Lost Certificates

If any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were exchanged pursuant to Section 2.2(a) has been lost, stolen or destroyed, upon the making of any affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing Nanogen Common Stock (and associated Nanogen Rights) (together with any dividends or distribution with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional Nanogen Common Stock pursuant to Section 4.3) delivered in respect thereof as determined in accordance with Section 2.2(a). When seeking such certificates and payment in exchange for any lost, stolen or destroyed certificate, the Person from whom certificates representing shares of Nanogen Common Stock are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, Nanogen or the Depositary, as the case may be, in such sum as Nanogen or the Depositary may direct or otherwise indemnify the Company and Nanogen in a manner satisfactory to such parties against any claim that may be made against such party with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.5 Extinguishment of Rights

Any certificate which immediately prior to the Effective Time represented (i) outstanding Company Common Shares that are not held by a Dissenting Company Shareholder who is ultimately entitled to be paid fair value of the Company Common Shares held by such Dissenting Company Shareholder or (ii) outstanding Company Debentures, but was exchanged or deemed to have been exchanged pursuant to Section 2.2(a) or Section 2.2(c), respectively, that has not been deposited with all other instruments required by Section 4.1, on or prior to the fifth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature to Nanogen Common Stock (and associated Nanogen Rights). On such date, shares of Nanogen Common Stock (and associated Nanogen Rights) (and any dividends or distributions with respect thereto) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Nanogen, together with all entitlements to dividends, distributions, cash and interest in respect thereof held for such former registered holder. None of Nanogen, the Company or the Depositary shall be liable to any Person in respect of any Nanogen Common Stock (and associated Nanogen Rights) (or dividends, distributions and/or cash in lieu of fractional shares) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

Section 4.6 Withholding Rights

Nanogen, the Company and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable pursuant to this Plan of Arrangement to any Company Shareholder or Company Debentureholder such amounts as Nanogen, the Company or the Depositary is required to deduct and withhold with respect to such payment under the Code, the ITA or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes hereof as having been paid to the holder of shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Nanogen, the Company and the Depositary are hereby authorized to sell or otherwise dispose of at fair market value such portion of such consideration as is necessary to provide sufficient funds to Nanogen, the Company or the Depositary, as the case may be, in order to enable it to comply with such deduction or withholding requirement and Nanogen, the Company or the Depositary shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.

ARTICLE 5

AMENDMENT

Section 5.1 Amendment to Plan of Arrangement

(a)	The Company and Nanogen reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Company and Nanogen, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iv) communicated to Company Shareholders and Company Debentureholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement consented to by the Company and Nanogen at any time prior to or at the Company Meeting, with or without any other prior notice or communication, and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to by the Company and Nanogen, and (ii) if required by the Court, it is consented to by the Company Shareholders and Company Debentureholders voting in the manner directed by the Court.

(d)	Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Nanogen, provided that it concerns a matter which, in the reasonable opinion of Nanogen, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Company Common Shares, Company Options, Company Debentures or Company Warrants.

ARTICLE 6

FURTHER ASSURANCES

Section 6.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.